                                                                    EXHIBIT 99.1


CODA ENERGY, INC NEWS RELEASE

                     CODA RELEASES RESULTS OF FIRST QUARTER
                        MARCH 31, 1995 EARNINGS RELEASE

     Dallas, Texas, May 2, 1995 . . . Coda Energy, Inc. (NASDAQ-NMS: CODA) reported today earnings of $1,305,000 or $.06 per share for the first quarter of 1995 compared to net income of $553,000 ($.03 per share) for the same period in 1994, a 136% increase. Revenues were $23,039,000 versus $11,611,000 for the same period, while cash flow from operations was $6,992,000 in 1995 and $4,446,000 in 1994, a 57% increase in cash flow.

     Production for the first quarter of 1995 was 772,000 barrels of oil and 1,186,000 Mcf of gas, as compared to 1994 first quarter production of 619,000 barrels of oil and 1,262,000 Mcf of gas. Average oil prices increased 21% from $14.05 per barrel in 1994 to $17.03 per barrel in 1995 while average gas prices declined 25% to $1.52 per mcf in 1995 from $2.02 per mcf in 1994.

     Ted Eubank, Coda's President, stated that, "The growth in revenues, net income, cash flow and production is in line with our expectations and is a result of our recent acquisition and development activities."

     Coda Energy, Inc. and its subsidiaries acquire, exploit and develop oil and gas properties, gas processing plants and gathering systems. Coda is headquartered in Dallas, Texas with principal operations in Texas, Oklahoma and Kansas. The Company's stock is traded on the NASDAQ National Market System under the symbol CODA.

     Additional information about Coda Energy, Inc. may be obtained by contacting the Company's President, Ted Eubank, at Coda's headquarters, 5735 Pineland Drive, Suite 300, Dallas, Texas 75231, telephone number (214) 692-1800 or (800) 486-2632.
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                      CODA ENERGY, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND PRODUCT PRICES)
                                  (Unaudited)

                                          Three Months Ended
                                               March 31,
                                        -----------------------
                                         1994            1995
                                         ----            ----
REVENUES:
  Oil and gas sales                     $11,242         $14,948         33%
  Gas gathering and processing              151           7,904       5134%
  Other income                              218             187        -14%
                                        -------         -------
                                         11,611          23,039         98%
                                        -------         -------

COSTS AND EXPENSES
  Oil and gas production                  5,341           6,563         23%
  Gas gathering and processing              154           6,730       4270%
  Depletion, depreciation and
   amortization                           3,535           4,870         38%
  General and administrative                588             707         20%
  Interest                                1,035           2,068        100%
                                        -------         -------
                                         10,653          20,938         97%
                                        -------         -------

INCOME BEFORE INCOME TAXES                  958           2,101        119%

Income tax expense                          405             796         97%
                                        -------         -------

NET INCOME                              $   553         $ 1,305        136%
                                        =======         =======

NET INCOME PER COMMON AND COMMON
 EQUIVALENT SHARE:                      $  0.03         $  0.06        100%

Weighted average number of common
 and common equivalent shares
 outstanding:                            20,394          22,788

PRODUCT PRICES
  Crude oil                             $ 14.05         $ 17.03         21%
  Natural gas                           $  2.02         $  1.52        -25%

PRODUCTION DATA
  Oil production (Bbls)                     619             772         25%
  Gas production (Mcf)                    1,262           1,186         -6%

CASH FLOW
  Working capital provided by
   operations                           $ 4,446         $ 6,992         57%

  Per share                             $  0.22         $  0.31         41%
